Distribution Services Agreement

This Distribution Services Agreement (the “Agreement”) is entered into and effective as of May 20, 2026 (the “Effective Date”) between:

1.	ALPS Distributors, Inc., a corporation incorporated in the State of Colorado (“ADI”); and

2.

Wasatch Funds Trust, a Massachusetts business trust, registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end investment company (the “Trust”) offers a number of series including the series listed in Schedule B hereto as may be amended from time to time upon the terms and conditions hereafter set forth (each a “Fund” and, collectively, the “Funds”);

The Trust, on behalf of itself and each Fund, and ADI each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1.	As used in this Agreement, the following terms have the following meanings:

(a)   “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations issued thereunder.

(b)   “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations issued thereunder.

(c)   “1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations issued thereunder.

(d)   “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(e)   “ADI Associates” means ADI and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(f)   “ADI Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by ADI in connection with its performance of the Services.

(g)   “Adviser” means the investment adviser for the Funds.

(h)   “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the Board or analogous governing body, management or executive officers of that Person.

(i)   “Authorized Participant” means a financial institution that submits purchase or redemption orders for Creation Units.

(j)   “Authorized Participant Agreement” means an agreement with an Authorized Participant in connection with the creation and redemption of Creation Units, entered into upon direction of the Trust.

(k)   “Board” means the Board of Trustees or Directors, as the case may be, of the Trust.

(l)   “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(m)    “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(n)   “Client Data” means all data of Trust, each Fund (or, if a Management entity receives Services, such entity), including data related to information and documents submitted to ADI for review in the ADI Web Portal, securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Trust, each Fund and all output and derivatives thereof, necessary to enable ADI to perform the Services, but excluding ADI Property.

(o)   “Confidential Information” means any information about Trust, each Fund or ADI, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, (iii) is generally known by Persons in the technology, securities, or financial services industries or (iv) is required by Law to be publicized.

(p)   “Creation Units” means Fund Shares issued at NAV per Share only in aggregations of a specified number of shares.

(q)   “Data Supplier” means a third party supplier of Market Data.

(r)   “DTC” means The Depository Trust Company.

(s)   “FINRA” mean the Financial Industry Regulatory Authority, Inc.

(t)   “Governing Documents” means the constitutional documents of an entity and, with respect to Trust and each Fund, all minutes of meetings of the Board or analogous governing body and of shareholders meetings, and any registration statements, offering memorandum, subscription materials, Board or committee charters, policies and procedures, investment advisory agreements, other material agreements, and other disclosure or operational documents utilized by Trust and each Fund in connection with the offering of any of its securities or interests to investors, all as amended from time to time.

(u)   “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(v)   “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(w)   “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(x)   “Management” means the Trust’s officers, directors, employees, and the Adviser and sub-adviser(s) (if any), as well as any officers, directors, employees or agents of the then current investment adviser and sub-adviser(s) (if applicable) who are responsible for the day to day operations and management of each Fund.

(y)   “Market Data” means third party market and reference data, including Authorized Participant, NSCC, DTC, due diligence and related data.

(z)   “NAV” means net asset value.

(aa)   “NSCC” means the National Securities Clearing Corporation.

(bb)   “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(cc)   “SEC” means the U.S. Securities and Exchange Commission.

(dd)   “Services” means the services listed in Schedule A.

(ee)   “Shares” means the shares issued by each Fund.

(ff)   “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

(gg)   “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

1.2.   Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.   Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

2 of 17

1.4.   Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.   The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1.   Subject to the terms of this Agreement, ADI will perform the Services set forth in Schedule A for the Trust on behalf of each Fund. ADI shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any other action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, fiduciary or analogous duties or obligations, shall be implied. Any Trust requests to change the Services, including those necessitated by a change to the Governing Documents of Trust or a Fund or changes in applicable Law, will only be binding on ADI when they are reflected in an amendment to Schedule A.

2.2.   The Adviser will pay the fees, charges and expenses on behalf of each Fund in accordance with, and in the manner set forth in, the confidential fee letter(s) (a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement. Payment by the Adviser shall not limit ADI’s rights of recourse against the Trust or a Fund.

2.3.   In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by ADI at its own cost to one or more of its Affiliates or other Persons (subject to any required Board approval under applicable law), provided that such Persons are selected in good faith and with reasonable care and are monitored by ADI. If ADI delegates any Services, (i) such delegation shall not relieve ADI of its duties and obligations hereunder, (ii) in respect of Confidential Information or Client Data, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of ADI, and (iii) if required by applicable Law, ADI will identify such agents and the Services delegated and will update Trust when making any material changes in sufficient detail to enable Trust to object to a particular arrangement.

2.4.   After the first anniversary of the Agreement and on each year thereafter, all fees reflected in Fee Letter will incur an annual cost of living increase as described in Fee Letter.

3.	Responsibilities

3.1.   The management and control of each Fund are vested exclusively in each such Fund. Each Fund and its Management are responsible for and will make all decisions, perform all management functions relating to the operation of each Fund, and shall authorize and are responsible for all transactions. Without limiting the foregoing, Trust shall:

(a)   Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of each Fund.

(b)   Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform ADI of any errors it is in a position to identify.

(c)   Provide ADI with timely and accurate information required by ADI in order to perform the Services and its duties and obligations hereunder.

3.2.   Trust is solely and exclusively responsible for ensuring that it complies with applicable Law and its respective Governing Documents. It is Trust’s responsibility to provide all final Governing Documents as of the Effective Date. Trust will notify ADI in writing of any changes to the Governing Documents that may materially impact the Services and/or that affect a Fund’s distribution strategy, liquidity or risk profile in any material respect prior to such changes taking effect. ADI is not responsible for monitoring compliance by Trust or a Fund with (i) Law, (ii) its respective Governing Documents or (iii) any investment trading restrictions.

3.3.   ADI shall comply with all applicable requirements of the 1940 Act and other applicable laws, rules,

3 of 17

regulations, orders and code of ethics. Except as set out in the Agreement, ALPS assumes no responsibility for such compliance by the Trust.

3.4.   In the event that Market Data is supplied to or through ADI Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by the Trust in connection with the Services and (ii) not be disseminated by any Fund or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither ADI nor any Data Supplier shall be liable to the Trust, a Fund or any other Person for any Losses with respect to Market Data, reliance by ADI Associates or Trust on Market Data or the provision of Market Data in connection with this Agreement.

3.5.   Trust shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to ADI, all Client Data and the then most current version of all Governing Documents and any other material Trust agreements. Trust shall arrange with each such Person to deliver such information and materials on a timely basis, and ADI will not be required to enter any agreements with that Person in order for ADI to provide the Services.

3.6.   Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith ADI Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by ADI Associates from the Trust and its employees, Affiliates or agents, in connection with the performance of the Services and ADI’s duties and obligations hereunder, without further enquiry or liability.

3.7.   Notwithstanding anything in this Agreement to the contrary, if ADI is in doubt as to any action it should or should not take in its provision of Services, ADI Associates may request directions, advice or instructions from the Trust, or as applicable, Management, custodian or other service providers. If ADI is in doubt as to any question of law pertaining to any action it should or should not take, the Trust will make available to and ADI Associates may request advice from counsel for any of the Trust, the Trust’s independent Board members, its officers, or Management (including its Adviser or sub-adviser) each at the Adviser’s expense.

4.	Term

4.1.   The initial term of this Agreement will be from the Effective Date through the date ending two (2) years following the Effective Date. (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of one (1) year each, provided such continuance is specifically approved at least annually in the manner required under the 1940 Act and rules and regulations thereunder (after taking into effect any exemptive order, no-action assurances, or other relief, rule, or regulation upon which the respective Fund may rely) (such periods, in the aggregate, the “Term”). If a plan under Rule 12b-1 of the 1940 Act is in effect, continuance of the Agreement (but only with respect to ADI’s services related to administration of the 12b-1 Plans) must be approved at least annually by a majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) and have no financial interest in the operation of the plan or in any agreements related to such plan in the manner required by Rule 12b-1 (after taking into effect any exemptive order, no-action assurance, or other relief, rule or regulation upon which the respective Fund may rely).

5.	Termination

5.1.   This Agreement is terminable on 60 calendar days’ written notice by the Trust’s Board, by vote of the holders of a majority of the outstanding voting securities of the relevant Fund, or by ADI.

5.2.   ADI or Trust also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a)   The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b)   The other Party (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) where the other Party is Trust, it becomes subject to a material Action and/or an Action that ADI reasonably determines could cause ADI reputational harm

4 of 17

(including any Action against an Adviser, sub-adviser, or other service provider of the Trust), (v) where the other Party is ADI, it becomes subject to a material Action and/or an Action that the Trust’s Board of Trustees reasonably determines could cause the Trust or applicable Fund reputational harm; or (vi) where the other Party is Trust, material changes in Trust’s Governing Documents or the assumptions set forth in Section 1 of Fee Letter are determined by ADI, in its reasonable discretion, to materially affect the Services or to be materially adverse to ADI.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 60 calendar days after the event.

For purposes of clarity, termination of the Agreement with respect to one Fund will not automatically terminate this Agreement for the other Funds of the Trust.

5.3.   Upon the receipt of ADI of a termination notice from the Trust, subject to the receipt by ADI of all then-due fees, charges and expenses, including any fees remaining for the balance of the Term, as noted herein, ADI shall continue to provide the Services up to the effective date of the termination notice; thereafter, ADI shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A and/or Fee Letter executed by ADI. In the event of the termination of this Agreement, the Fee Letter may be amended to compensate ADI a reasonable fee determined by ADI for services provided in connection with the Trust or a Fund liquidating or reorganization to another Trust or Fund. In the event that Trust wishes to retain ADI to perform transition or post-termination services, including providing Authorized Participant Agreement services, the Trust and ADI shall agree in writing to the additional services and related fees and expenses in a statement of work or amendment to Schedule A and/or Fee Letter, as appropriate. Should either Party exercise its right to terminate, all out-of-pocket expenses or costs associated with the movement of records and material will be charged in accordance with the Fee Letter. Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, to the extent ADI provides 12b-1 administration services to the Trust, “any fees remaining for the balance of the Term” shall not include fees attributable to ADI’s 12b-1 administration services.

5.4.   Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2., 5.2 (as applicable), 5.5, 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by ADI for the Trust after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

5.5.   Upon termination of this Agreement, ADI agrees to cooperate in the orderly transfer of distribution duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder.

6.	Limitation of Liability and Indemnification; Standard of Care

Notwithstanding anything in this Agreement to the contrary ADI Associates shall not be liable to the Trust, a Fund, or any other Person for any action or inaction of any ADI Associate except to the extent of direct Losses to have resulted solely from the gross negligence, willful misfeasance, bad faith, reckless disregard or fraud of ADI in the performance of ADI’s duties or obligations under this Agreement or an Authorized Participant Agreement. Except with respect to all amounts payable by the Trust or a Fund as part of its indemnification obligations under this Section 6, in no event shall either Party be liable to the other Party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Each Fund, severally and not jointly, (to the extent several liability can be reasonably determined under the circumstances), shall indemnify, defend and hold harmless ADI Associates from and against Losses (including legal fees and costs to enforce this provision) that ADI Associates suffer, incur, or pay as a result of any Third Party Claim arising out of the subject matter of or otherwise in any way related to this Agreement or an Authorized Participant Agreement, except to the extent that such Losses resulted solely from the gross negligence, willful misfeasance, bad faith, reckless disregard or fraud of ADI Associates in the performance of ADI’s duties or obligations under this Agreement. Any expenses (including legal fees and costs) incurred by ADI Associates in defending or responding to any Third-Party Claims (or in enforcing this provision) shall be paid by the applicable Fund, severally and not jointly, (to the extent that several liability can be reasonably determined under the circumstances),, on a quarterly basis prior to the final disposition of such matter upon receipt by the Trust of an undertaking by ADI to repay such amount if it shall be determined that an ADI Associate is not entitled to be indemnified, provided that such advancement is

5 of 17

permissible under Section 17(i) of the 1940 Act. Notwithstanding the foregoing, nothing contained in this paragraph or elsewhere in this Agreement shall constitutue a waiver by the Trust or a Fund of any of its legal rights available under U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

7.	Representations and Warranties

7.1.	Each Party represents and warrants to each other Party that:

(a)   It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)   Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)   It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d)   The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2.	The Trust represents and warrants to ADI that:

(a)   It has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the Governing Documents of the Trust and other corporate actions thereof.

(b)   It is a statutory trust duly organized and existing and in good standing under the laws of the state of Massachusetts and is registered with the SEC as an open-end management investment company.

(c)   It is empowered under applicable laws and by its Declaration of Trust and By-laws (together, the “Organizational Documents”) to enter into and perform this Agreement.

(d)   The Board has duly authorized it to enter into and perform this Agreement.

(e)   It will promptly notify ADI of (1) any Action against it or its Adviser or sub-adviser and (2) changes (or pending changes) in applicable Law with respect to the Trust or a Fund that are relevant to the Services.

(f)   It will issue Creation Units in accordance with each Fund’s registration statement, prospectus and statement of additional information.

(g)   Each Fund’s registration statement, prospectus and statement of additional information, as such may be amended by the Trust: (i) have been prepared, and all sales literature and advertisements approved by the Trust and/or the Funds’ Adviser or other materials prepared by or on behalf of the Trust for ADI’S use (“Sales Materials”) shall: (i) be prepared, in all material respects, in conformity with applicable Law; and (ii) contain, and all Sales Materials shall contain, all statements required to be stated therein in accordance with the 1933 Act and the 1940 Act.

(h)   All statements of fact contained in each Fund’s registration statement, prospectus and statement of additional information, or to be contained in all Sales Materials, are or will be true and correct in all material respects at the time indicated or the effective date, as the case may be, and none of any registration statement, prospectus or statement of additional information, nor any Sales Materials, shall include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of each Fund’s prospectus or statement of additional information in light of the

6 of 17

circumstances in which made, not misleading.

(i)   The Trust shall, from time to time, file such amendment or amendments to the registration statement, prospectus, and statement of additional information that, in the opinion of the Trust’s counsel, are necessary in order to have the registration statement, prospectus or statement of additional information at all times contain all material facts required to be stated therein or necessary to make the statements therein, in the case of the prospectus or statement of additional information in light of the circumstances in which made, not misleading. The Trust shall not file any amendment to the registration statement, prospectus or statement of additional information that would impact the Services without providing ADI reasonable notice thereof in advance, provided that nothing in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to the registration statement or a Fund’s prospectus or statement of additional information as the Trust may deem advisable. Notwithstanding the foregoing, the Trust shall not be deemed to make any representation or warranty as to any information or statement provided by ADI for inclusion in the registration statement or any prospectus or statement of additional information.

7.3  ADI represents and warrants to the Trust that:

(a)   Subject to the rights granted by the Trust to ADI hereunder, ADI shall have the right to distribute the Creation Units as agent on behalf of each Fund during the term of this Agreement, subject to the registration and qualification requirements set forth in each Fund’s registration statement, prospectus and statement of additional information then in effect under the 1933 Act and 1940 Act.

(b)   It maintains an anti-money laundering program in compliance with Title III of the USA Patriot Act and all applicable laws and regulations promulgated thereunder. ADI confirms that, as soon as possible, following the request from the Trust, ADI will supply the Trust with copies of its anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Trust may reasonably request from time to time.

(c)   It has conducted a review of its supervisory controls system and has made available to the Trust the most current summary report of such review and any updates thereto. Each time ADI conducts a review of its supervisory control system it will make available to the Trust for inspection a summary report of such review and any updates thereto. ADI shall immediately notify the Trust of any changes in how it conducts its business that would materially change the results of its most recent review of its supervisory controls system and any other changes to ADI’S business that would affect the business of the Trust or Management.

(d)   It will maintain at its expense an errors and omissions insurance policy adequate to cover its distribution activities hereunder relating to the Trust.

(e)   It will maintain membership with the NSCC in connection with the facilitation of Fund creation and redemption orders of Creation Units. ADI will not be responsible for any operational matters associated with the settlement of Creation Unit transactions. ADI shall notify the Trust in the event its membership with NSCC is suspended or terminated.

(f)   At the direction of the Trust, it will enter Authorized Participant Agreements in connection with the creation and redemption of Creation Units.

(g)   It is registered as a broker-dealer with the SEC under the 1934 Act and a member of FINRA, and agrees to notify the Trust in the event that it is suspended or expelled from FINRA.

8.	Client Data

8.1.   Trust (i) will provide or ensure that other Persons provide all Client Data to ADI in an electronic format that is acceptable to ADI (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Client Data. As between ADI and the Trust, all Client Data shall remain the property of the Trust. Client Data shall not be used or disclosed by ADI other than in connection with providing the Services and as permitted under Section 11.2. ADI shall be permitted to act upon instructions from the Trust or Management with respect to the disclosure or

7 of 17

disposition of Client Data related to the Trust, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2.   ADI shall maintain and store material Client Data used in the official books and records of the Trust for a rolling period of seven (7) years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies or until such earlier time as it returns such records to the Trust or the Trust’s designee.

9.	Data Protection

9.1.   From time to time and in connection with the Services, ADI may obtain access to certain personal information from the Trust. Personal information relating to the Trust and its Affiliates, directors, officers, employees, agents, current and prospective Fund shareholders, plan sponsors and plan participants may be processed by ADI and its Affiliates. The Trust consents to the transmission and processing of such information within and outside the United States in accordance with applicable Law.

9.2.   ADI will notify the Trust without undue delay after becoming aware of a confirmed breach of Personal Information and provide reasonable assistance to the Trust in its notification of that breach to the relevant supervisory authority and those individuals impacted, as required by applicable Law. ADI will not disclose or use Personal Information obtained from or on behalf of the Trust except in accordance with the lawful instructions of the Trust to carry out ADI’s obligations under, or as otherwise permitted pursuant to the terms of, its agreements with the Trust and to comply with applicable Law.

10.	ADI Property

10.1.   ADI Property is and shall remain the property of ADI or, when applicable, its Affiliates or suppliers. Neither the Trust nor Management nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any ADI Property, except as specifically set forth herein. The Trust shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by ADI to receive the same, any information concerning the ADI Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1.  Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2.  Each Party may disclose the other Party’s Confidential Information:

(a)

In the case of the Trust and each Fund, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. The Trust shall ensure compliance by Fund Representatives with Section 11.1, but shall not be responsible for such compliance by any other Person.

(b)

In the case of ADI, to ADI Associate who needs to know such information for the purpose of carrying out ADI’s duties under or enforcing this Agreement. ADI shall ensure compliance by ADI Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c)

As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3.  Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4.  ADI’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. ADI shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of ADI in connection with the Services.

8 of 17

11.5.  Upon the prior written consent of the Management, ADI shall have the right to identify the Trust or any Fund in connection with its marketing-related activities and in its marketing materials as a client of ADI. Upon the prior written consent of ADI, the Trust shall have the right to identify ADI and to describe the Services and the material terms of this Agreement in the offering documents of any Fund. This Agreement shall not prohibit ADI from using any Trust or Fund data (including Client Data) in tracking and reporting on ADI’s clients generally or making public statements about such subjects as its business or industry; provided that neither the Trust nor Management is named in such public statements without its prior written consent. The Trust shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that ADI is (i) verifying the existence of any assets in connection with the investments, products or services of the Trust, or (ii) acting as a fiduciary with respect to the Trust, any Fund, Management or any of their respective assets, investors or customers.

11.6.  In the event the Trust obtains information from ADI, which is not intended for the Trust, the Trust agrees to (i) immediately, and in no case more than twenty-four (24) hours after discovery thereof, notify ADI that unauthorized information has been made available to the Trust; (ii) not knowingly review, disclose, release, or in any way, use such unauthorized information; (iii) provide ADI reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to ADI a certificate executed by an authorized officer of the Trust certifying that all such unauthorized information in the Trust’s possession or control has been delivered to ADI or destroyed as required by this provision.

12.	Notices

12.1.  Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier (iv) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to ADI (to each of):

ALPS Distributors, Inc.

1290 Broadway, Suite 1000

Denver, CO 80203

Attention: General Counsel

E-mail: notices@sscinc.com with a copy to APAgreementsMailbox@sscinc.com

If to the Trust:

Wasatch Funds Trust

505 Wakara Way, 3rd Floor

Salt Lake City, UT 84108

Attention: President

E-mail: compliance@wasatchglobal.com

13.	Miscellaneous

13.1.  Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No ADI Associate has authority to bind ADI in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2.  Assignment. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by either Party, in whole or in part, whether directly or by operation of Law, without the prior written consent of the other Party. ADI may assign or otherwise transfer this Agreement to the extent permissible under the 1940 Act, and (i) to a successor in the event of a change in control of ADI, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of ADI’s business; provided, each case, that any such entity is registered as a broker-dealer under the 1934 Act and with FINRA. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.

13.3.  Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. EACH PARTY SUBMITS TO

9 of 17

THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ALL RIGHTS TO A TRIAL BY JURY.

13.4.  Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5.  Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of ADI Associates related to the Services and the subject matter of this Agreement and no ADI Associate shall have any liabiltiy to the Trust, a Fund, or any other Person for, and the Trust hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

13.6.  Force Majeure. ADI will not be responsible for any Losses of property in ADI Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. ADI shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

13.7.  Non-Exclusivity. The duties and obligations of ADI hereunder shall not preclude ADI from providing services of a comparable or different nature to any other Person and to receive economic or other benefits in connection therewith. The Trust understands that ADI may have commercial relationships with Data Suppliers and providers of technology, data or other services to the Trust and ADI may receive economic or other benefits in connection with the Services provided hereunder.

13.8.  No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9.  No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, the Trust will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of ADI or its Affiliates without the consent of ADI; provided, however, that the foregoing shall not prevent the Trust from soliciting employees through general advertising not targeted specifically at any or all ADI Associates. If Trust employs or engages any ADI Associate during the term of this Agreement or the period of 12 months thereafter in contravention of this Section 13.9, such entity shall pay for any fees and expenses (including recruiters’ fees) incurred by ADI or its Affiliates in hiring replacement personnel as well as any other remedies available to ADI.

13.10.  No Warranties. Except as expressly listed herein, ADI and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. ADI disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11.  Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12.  Testimony. If ADI is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of the Trust or any Fund in any Action to which the Trust, any Fund, or Management is a party or otherwise related to the Trust or a Fund, the Trust or Adviser shall reimburse ADI for all costs and expenses, including the time of its professional staff at ADI’s standard rates and the cost of legal representation, that ADI reasonably incurs in connection therewith.

13.13.  Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person

10 of 17

except as set forth with respect to ADI Associates and Data Suppliers.

13.14.  Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

13.15.  Certain Third Party Vendors. Nothing herein shall impose any duty upon ADI in connection with or make ADI liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Verizon, Sprint, and other delivery, telecommunications and other such companies not under the Party’s reasonable control, and (c) third parties not under the Party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the Depository Trust Clearing Corporation (processing and settlement services), Fund custodian banks (clearing services), Data Suppliers, and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if ADI selected such company, ADI shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

13.16.  Massachusetts Limitation of Liability. All parties hereto are expressly put on notice of the Trust’s Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and Trust liability contained therein. This Agreement is executed on behalf of the Trust by a Trust’s officer as an officer and not individually and the obligations imposed upon the Trust and Funds by this Agreement are not binding upon any of the Trust’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the applicable Fund of the Trust, and persons dealing with the Trust must look solely to the assets and property of the subject Fund for the enforcement of any claims.

*   *   *

[signature page follows]

11 of 17

This Agreement has been entered into by the Parties as of the Effective Date.

ALPS DISTRIBUTORS, INC.		WASATCH FUNDS TRUST

By:	/s/ Steve Kyllo	By:	/s/ Michael K. Yeates

Name:	Steve Kyllo	Name:	Michael K. Yeates

Title:	SVP & Director	Title:	President

12 of 17

Schedule A

Services

A.	General

1.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

2.	The Trust acknowledges that ADI’s ability to perform the Services is subject to the following dependencies (in addition to any others described in the Agreement):

(i)

The Trust, each Fund, Management and other Persons that are not employees or agents of ADI whose cooperation is reasonably required for ADI to provide the Services providing cooperation, information and, as applicable, instructions to ADI promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by the Trust and other Persons that are not employees or agents of ADI remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to ADI Associates in connection with the Services by any Person.

(iv)	The Trust, each Fund, and Management informing ADI on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)

Any warranty, representation, covenant or undertaking expressly made by the Trust, a Fund, or Management under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

(vi)

ADI’s timely receipt of the then most current version of Trust and Fund Governing Documents and required implementation documentation, including client questionnaire(s) and ADI Web Portal and other application User information.

B.	ADI Distribution Services and Terms

The following Services will be performed by ADI under this Agreement and, as applicable, are contingent on the performance by the Trust of its duties and obligations otherwise contained in this Agreement.

•	Act as legal underwriter/distributor

•	Maintain & supervise FINRA registrations for licensed individuals

o	Coordinate Continuing Education requirements

o	Administer & maintain required filings/licenses with FINRA

•

Provide investment company advertising and sales literature review, approval and record maintenance of online submission, review/approval, & real-time status updates through ADI Advertising Review Portal

o	File required materials with FINRA

o	Provide advertising regulatory and disclosure guidance

o	Consult and support client’s distribution model & strategy

Distribution ETF Operations & Authorized Participant (“AP”) Agreement Process

•	ADI acts as the distributor with respect to the issuance, redemption, and distribution of creation units

•	Monitor creation and/or redemption orders in accordance with the terms of the prospectus, the AP agreement and ADI’s policies and procedures to ensure orders are received in good form

•	Troubleshoot order processing issues in real-time in coordination with fund personnel and respective

13 of 17

parties, including the Transfer Agent and AP

•	Assist in the processing, issuance, and acceptance of manual orders for creation and redemption units dependent on the platform and trust

•

Coordinate with all parties including the transfer agent, custodian, trust, sponsor, ETF administrator and AP, in order to establish the unit order taking protocol and guidelines associated with AP agreements, as well as any additions or deletions to the ETFs listed under the trust and/or changes to the order-window cut-off times

•	Prospectus fulfilment electronically to established APs under the trust

•	Collaborate with capital markets team on any notices regarding changes to fees, order window cut-off time changes, holidays and/or halts in orders acceptance

•	Creation/redemption order activity reporting quarterly as part of the distributor’s scorecard

•	Negotiate and coordinate the execution of AP agreements in conjunction with sponsor’s capital markets personnel to establish necessary AP agreement

•

Maintain virtual library of all AP agreements and supporting documents which can be accessed via SS&C client portal under distributor/selling agreements, which provides e-mail notifications when AP agreements are completed

•	Prior to SEC submission, complementary review of new 485APOS and SAI filings for new funds listed under the Trust as it relates to the distributor and creation/redemption order procedures

AP Due Diligence and Oversight Services

•	Review each authorized participant in accordance with ADI AP Oversight Program

•	Deliver quarterly reporting detailing due diligence activity associated with your network, including risk ratings of each AP firm

Notes and Terms to ADI Services

1.

ADI agrees to maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to the Trust a certification to such effect no less frequently than annually or as otherwise reasonably requested by the Trust. ADI shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

2.

The Trust grants to ADI the exclusive right to receive all orders for purchases of Creation Units of each Fund from Authorized Participants which have entered into an Authorized Participant Agreement with ADI, and accepted by the Transfer Agent, in accordance with the registration statement and to transmit such orders to the Trust in accordance with the registration statement; provided, however, that nothing herein shall affect or limit the right and ability of the Trust to accept deposit securities and related cash components through or outside the clearing process, and as provided in and in accordance with the registration statement. The Trust acknowledges that ADI shall not be obligated to accept any certain number of orders for Creation Units.

3.

ADI agrees to: (i) act as agent of the Trust with respect to the continuous distribution of Creation Units of the Trust as set forth in the registration statement and in accordance with the provisions thereof; (ii) generate and transmit confirmations of Creation Unit purchase order acceptances to the purchaser; (iii) deliver copies of the prospectus to Authorized Participants and upon request the statement of additional information; and (iv) maintain telephonic, facsimile and/or access to direct computer communications links with the transfer agent. In addition, upon the direction of the Trust ADI shall enter into Authorized Participant Agreements among Authorized Participants, ADI, and the transfer agent in accordance with the registration statement.

4.

ADI agrees to use all reasonable efforts, consistent with its other business, to facilitate the purchase of Creation Units through Authorized Participants in accordance with the procedures set forth in the

14 of 17

prospectus and the Authorized Participant Agreements.

5.

ADI shall, at its own expense, execute selected or soliciting dealer agreements with registered broker-dealers and other eligible entities providing for the purchase of Creation Units of Shares of the Trust and related promotional activities, in the forms as approved by the Board. The Trust shall not furnish or cause to be furnished to any person or display or publish any information or materials relating to the Trust (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar material), except such information and materials that have been approved in writing by ADI. Furthermore, ADI shall clear and file all advertising, sales, marketing and promotional materials of the Trust with FINRA.

6.

ADI agrees to administer the Trust’s distribution plan on behalf of the Trust. ADI shall, at its own expense, set up and maintain a system of recording and payments for fees and reimbursement of expenses disseminated pursuant to this Agreement and any other related agreements under the Trust’s Rule 12b-1 Plans and shall, pursuant to the 1940 Act, report such payment activity under the Distribution Plan to the Trust at least quarterly.

7.

All activities by ADI and its agents and employees which are primarily intended to result in the sale of Creation Units shall comply with the registration statement, the instructions of the Board of Directors or Trustees of the Trust and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the 1934 Act, including FINRA and the Listing Exchange.

8.

Except as otherwise noted in the registration statement, the offering price for all Creation Units of Shares will be the aggregate net asset value of the Shares per Creation Unit of the portfolio, as determined in the manner described in the registration statement.

9.

If and whenever the determination of NAV is suspended and until such suspension is terminated, no further orders for Creation Units will be processed by ADI except such unconditional orders as may have been placed with ADI before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and ADI’s authority to process orders for Creation Units on behalf of the Trust, upon due notice to ADI, if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

10.

ADI agrees to make available, at the Trust’s request, one or more members of its staff to attend Board meetings of the Trust in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board of Directors or Trustees of the Trust.

11.

ADI will review all sales and marketing materials for compliance with applicable laws and conditions of any applicable exemptive order, and file such materials with FINRA when necessary or appropriate. All such sales and marketing materials must be approved, in writing, by ADI prior to use.

C.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, ADI:

(i)	Does not maintain custody of any cash, securities or customer accounts.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of the Trust; ADI will only enter into Authorized Participant Agreements with respect to the Trust upon direction of the Trust.

(iv)	Is not responsible for determining the Trust’s or a Fund’s distribution strategy.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of the Funds.

(vi)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

15 of 17

2.

If ADI allows the Trust, any Fund, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from ADI and/or (ii) issue instructions to ADI via web portals or other similar electronic mechanisms hosted or maintained by ADI or its agents (“Web Portals”):

(i)

Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by ADI (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. The Trust shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify ADI promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by the Trust or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by the Trust shall not be effective until ADI has confirmed receipt and execution of such change.

(ii)

ADI grants to the Trust a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. The Trust will ensure that any use of access to any Web Portal is in accordance with ADI’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii)

The Trust will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the web portal. Neither the Trust, any Fund nor Management will remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	ADI reserves all rights in ADI systems and in the software that are not expressly granted to the Trust hereunder.

(v)	ADI may discontinue or suspend the availability of any Web Portals at any time without prior notice; ADI will endeavor to notify the Trust as soon as reasonably practicable of such action.

3.

ADI shall provide reasonable assistance to responding to due diligence and analogous requests for information from Authorized Participants (or their authorized representatives); provided, that ADI may elect to provide these services only upon Trust agreement in writing to separate fees in the event responding to such requests becomes, in ADI’s sole discretion, excessive.

4.	Reports and information shall be deemed provided to the Trust if they are made available to the Trust online through ADI’s portal.

16 of 17

Schedule B

List of Funds1

Wasatch Small/Mid Cap ETF

1 This List of Funds may be amended upon execution of an updated List of Funds signed by the Parties hereto.

17 of 17